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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WildHorse Resource Development Corporation:

        We consent to the use of our report dated November 10, 2016, with respect to the statements of revenues and direct operating expenses of certain oil and gas properties of Clayton Williams Energy, Inc. contracted to be acquired by WHE AcqCo., LLC for the nine month period ended September 30, 2016 and the years ended December 31, 2015 and 2014, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. The audit report contains an other matter paragraph relating to Supplementary Oil and Gas Disclosures presented as required supplemental information to the financial statements.

(Signed) KPMG LLP
Dallas, Texas

August 17, 2018

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm